Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Equity Incentive Plan of StarTek, Inc. of our report dated March 11, 2016, with respect to the consolidated financial statements of StarTek, Inc. included in the Annual Report (Form 10-K) of StarTek, Inc. for the year ended December 31, 2015.

/s/ EKS&H LLLP

Denver, Colorado
August 9, 2016